Execution Copy

                               TRANSFER AGREEMENT


     WHEREAS, John Hancock Advisers, LLC ("JHA") acts as sub-adviser to the Active Bond and Strategic Income portfolios (the "Funds") of John Hancock Funds II pursuant to a sub-advisory agreement dated October 17, 2005 between JHA and John Hancock Investment Management Services, LLC ("JHIMS"), a copy of which is attached as Annex A (the "Sub-Advisory Agreement");

     WHEREAS, as part of a restructuring of investment management operations, JHA is transferring its entire portfolio management staff, including those portfolio managers involved in the management of the Funds, to Sovereign Asset Management LLC ("SAM");

     WHEREAS, JHA, JHIMS and SAM are all indirect, wholly-owned subsidiaries of Manulife Financial Corporation; and

     WHEREAS, in order to continue to provide the Funds with the same quality of investment management services, JHA proposes transferring its rights and obligations under the Sub-Advisory Agreement to SAM.

     NOW THEREFORE, JHA, SAM and JHIMS, for good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1. JHA agrees to transfer to SAM, and SAM agrees to assume, all of JHA's rights and obligations under the Sub-Advisory Agreement. JHIMS consents to such transfer.

2. As a result of such transfer and assumption, SAM shall act as investment sub-adviser to each Fund and perform all of JHA's obligations under the Sub-Advisory Agreement in connection with the management of the Funds.

3. SAM shall be entitled to receive from JHIMS the sub-advisory fee previously payable to JHA.

4. Notwithstanding anything in this Agreement to the contrary, JHA agrees that it shall retain ultimate legal liability for satisfying the provisions of the Sub-Advisory Agreement in the event that SAM fails to comply with the terms thereof.

5. The transfer contemplated by this Agreement shall be effective on the 31st day of December 2005.

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     IN WITNESS WHEREOF, each of the parties have entered into this Agreement as of the 31st day of December 2005.


                                   JOHN HANCOCK ADVISERS, LLC



                                   By:    /s/Keith F. Hartstein
                                   Name:  Keith F. Hartstein
                                   Title: President and Chief Executive Officer




                                   SOVEREIGN ASSET MANAGEMENT LLC



                                   By:    /s/Barry H. Evans
                                   Name:  Barry H. Evans
                                   Title: Senior Vice President and Chief
                                          Operating Officer




                                   JOHN HANCOCK INVESTMENT
                                   MANAGEMENT SERVICES, LLC
                                   By:   John Hancock Life Insurance Company
                                         (U.S.A.), its Managing Member



                                   By:    /s/John G. Vrysen
                                   Name:  John G. Vrysen
                                   Title: Vice President and Chief Financial
                                          Officer, John Hancock Funds

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